MGIC Investment Announces Rights Plan Amendment

Permissible Ownership by Investment Advisers Increased From Less Than 17.5% To Less Than 20% if Conditions Met

MILWAUKEE (May 13, 2004) — MGIC Investment Corporation (NYSE: MTG) announced that it is amending its Shareholder Rights Plan to permit a registered investment adviser to own a higher percentage of MGIC Investment’s stock without triggering the Plan’s dilution of the adviser’s ownership.

Prior to the amendment, if a registered investment adviser beneficially owned 17.5% or more of MGIC Investment’s stock, that person would have its ownership diluted. The amendment raises the threshold for registered investment advisers from less than 17.5% of the stock to less than 20% if specified conditions are satisfied. These conditions are that the shares were acquired and are held for non-control purposes; and the shares beneficially owned by an adviser and all affiliates are less than 20% of the stock. The percentage for other persons who are not registered investment advisers and for registered investment advisers who do not meet these conditions remains at less than 15%.

Curt Culver, president and chief executive officer of MGIC Investment, said that the purpose of the amendment was to enable money managers to own a higher percentage of MGIC Investment because such ownership would not pose a threat of the abuses against which the Shareholder Rights Plan is directed.

The description of the amendment above is only a general summary, and is qualified by the actual text of the amendment which will be filed with the SEC.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $185.3 billion primary insurance in force covering 1.51 million mortgages as of March 31, 2004. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.